EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made by and between Insignia Systems, Inc. (“Company” or “Insignia”) with headquarters at 8799 Brooklyn Blvd., Minneapolis, Minnesota 55445 and Scott F. Drill (“Executive”).

RECITALS

WHEREAS, the Company desires to retain Executive as an employee of the Company, and Executive desires to be so employed.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive, intending to be legally bound, hereby agree as follows:

1.            Terms of Employment.

1.1        Commencement Date.  This Agreement shall become effective on March 26, 2013 (the Commencement Date”).

1.2        Position and Duties.

1.2.1        The Company will employ Executive in the capacity of Chief Executive Officer (“CEO”), reporting to the Company’s Board of Directors for the term set forth in Section 2, and subject to Sections 1.2.2 and 7. While employed as the CEO, Executive will transition certain of his operational duties to the Company’s President and Chief Operating Officer. In his role as CEO, Executive will focus on: i) advice and consultation with the President and COO, the CFO (including oversight in the area of financial reporting) and other senior managers; ii) participating in key customer relationships as he deems necessary or as requested by the President and COO; and iii) working with the Company’s Board of Directors on long-range planning and strategy.

1.2.2        Notwithstanding the foregoing, if the Board of Directors determines a new CEO is required or desirable prior to December 31, 2014, Executive agrees to voluntarily relinquish the CEO title and to perform such duties as the Board of Directors deems advisable giving consideration to Executive’s reduced number of hours, lower compensation, and agreed upon intent to spend more time away from the Company’s offices. In the event that Executive no longer serves as CEO, his employment will continue for the term specified in Section 2. He will continue to receive the compensation and benefits specified in Sections 3.1 and 3.3 and will also be provided his current office at the Company.

1.3          Best Efforts.  During Executive’s employment by the Company, Executive agrees to devote his best efforts to the best interests of the Company on a reduced-time basis commensurate with the duties of his position and compensation level. Executive agrees to perform his duties with the highest standards of one holding such position in similar businesses or enterprises. While in the role of CEO, Executive agrees to make himself reasonably available to senior management and the Chairman of the Board of Directors by phone or in person, as circumstances may require.

1.4          Position on Board of Directors. Executive agrees to relinquish the role of Chairman of the Company’s Board of Directors upon the signing of this Agreement. Executive and the Company agree that Executive shall continue to serve as a member of the Company’s Board of Directors, subject to re-election by the Company’s shareholders. Executive hereby agrees that he will receive no director’s fees until after December 2014. After December 31, 2014, assuming his re-election, Executive will receive regular a pro-rated portion of director’s fees and regular director meeting fees until the next annual shareholders meeting.

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2.            Term of Employment. The term of this Agreement will continue from the Commencement Date through the 31st day of December, 2014, except under circumstances set forth in Section 6 of this Agreement and in Exhibit A hereto.

3.            Compensation and Benefits.

3.1          Salary.  For all services rendered by Executive pursuant to this Agreement, the Company will pay Executive an annual base salary (“Base Compensation”) equal to One Hundred Fifty-Eight Thousand One Hundred Dollars ($158,100).  Payment will occur at regular payroll intervals in accordance with the Company’s standard payroll practices.

3.2          Incentive Compensation. Executive agrees that upon signing this Agreement, he will not be eligible to receive incentive compensation of any kind, including but not limited to executive bonuses and stock option grants.

3.3          Fringe Benefits.  Executive will be entitled to continue to receive his current executive benefits package and to participate in the Company’s standard employee benefit programs on the same terms as other senior executives of the Company, as applicable.

3.4          Severance Payments. Executive hereby agrees, and hereby waives and releases the Company from any formal or informal obligation, whether written or verbal, for payment of severance benefits other than those called for upon a Change in Control and as set forth in Exhibit A to this Agreement.

3.5         Business Expenses.  Executive will be entitled to reimbursement of all reasonable, business-related travel and other expenses incurred by Executive in the ordinary course of business on behalf of the Company, so long as such expenses are incurred, documented and authorized pursuant to the Company’s expense reimbursement policies.

4.            Insurance Policies.

The Company will keep all Directors and Officers insurance policies current and will identify Executive, if appropriate, on all such policies.

5.            Location.

Executive will provide his services primarily in the Minneapolis, Minnesota, and Rio Verde, Arizona areas.

6.            Termination of Employment by the Company.

6.1          For Cause.  For purposes of this Agreement, the Company will have the right to terminate Executive’s employment for Cause.  For purposes of this Agreement, “Cause” shall mean:

6.1.1          Executive’s conviction of a felony;

6.1.2          The willful and continued failure of Executive to perform his essential duties; or

6.1.3          Gross misconduct which is materially injurious to the Company.

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For purposes of this Section 6.1, an act or failure to act by Executive shall not be “willful” unless it is done, or omitted to be done, in bad faith and without any reasonable belief that Executive’s action or omission was in the best interests of the Company.

6.2          Notice.  The matters referred to in Sections 6.1.2 and 6.1.3 shall not be deemed to constitute “Cause” unless the Company has first given Executive written notice specifying the conduct by Executive that constitutes such failure or gross misconduct and Executive has failed to remedy the same to the reasonable satisfaction of the Company’s Board of Directors.

7.            Change in Control Obligations. Executive and the Company hereby acknowledge that Executive agreed to amend his Change in Control Agreement in return, in part, for the terms and conditions of this Agreement. In the event that the Company does not comply with the provisions of Section 3 of this Agreement, the amendment to the Change in Control Agreement shall be null and void. In the event of a change in control in the ownership of the Company, the Company’s and Executive’s obligations, including but not limited to those set forth in Section 6 of this Agreement, shall be governed by the Change in Control Agreement, as amended, and attached hereto as Exhibit A.

8.            Delay of Payment.

Notwithstanding anything to the contrary, to the extent that Executive is a “key employee” pursuant to the provisions of Section 409A of the Internal Revenue Code as of the date that any change in control benefits or other deferred compensation becomes payable to the Executive hereunder, and such severance benefits are required to be delayed until the date six months following Executive’s termination of employment in order to avoid additional tax under Section 409A of the Code, payment and provision of such severance benefits or other deferred compensation shall be delayed until the date six months after Executive’s termination of employment.

9.         Confidentiality.

9.1        Confidential Nature of Relationship.  Executive acknowledges that his employment by the Company creates a relationship of confidence and trust with respect to Confidential Information (as hereinafter defined).  During the course of his employment with the Company, the Company agrees to provide Executive with access to Confidential Information.  Executive expressly undertakes to retain in strict confidence all Confidential Information transmitted or disclosed to Executive by the Company or the Company’s clients, and will never make any use of such information except as (and then, only to the extent) required to perform Executive’s employment duties for the Company.  Executive will take such protective measures as may be reasonably necessary to preserve the secrecy and interest of the Company in the Confidential Information.  If Executive becomes aware of any unauthorized use or disclosure of Confidential Information by any person or entity, Executive will promptly and fully advise the Company of all facts known to Executive concerning such unauthorized use or disclosure.

9.2        Definition.  “Confidential Information” means all commercially sensitive information and data of a confidential nature, in their broadest context, originated by, on behalf of or within the knowledge or possession of the Company or its clients (including any subsidiary, division or legal affiliate thereof).  Without in any way limiting the foregoing, Confidential Information includes, but is not limited to: information that has been designated as proprietary and/or confidential; information constituting trade secrets; information of a confidential nature that, by the nature of the circumstances surrounding the disclosure, should in good faith be treated as proprietary and/or confidential; and information and data conceived, discovered or developed in whole or in part by Executive while employed by the Company. Confidential Information also includes information of a confidential nature relating to the Company’s clients, prospective clients, strategic business relationships, business opportunities, products, services, suppliers, personnel, pricing, recruiting strategies, job candidate information, employee information, sales strategies, technology, methods, processes, research, development, systems, techniques, finances, accounting, purchasing and business plans.

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9.3        Exclusions.  Confidential Information does not include information which: (A) is generic; (B) is or becomes part of the public domain through no act or omission of Executive; (C) was in Executive’s lawful possession prior to the disclosure and was not obtained by Executive in breach, either directly or indirectly, of any obligation to the Company or any client of the Company’s; (D) is lawfully disclosed to Executive a third party without restriction on disclosure; or (E) is independently developed by Executive using his own resources, entirely on his own time, and without the use of any Confidential Information.

9.4        Additional Confidentiality Agreements.  Executive agrees to execute such additional non-disclosure and confidentiality agreements as the Company or its clients may from time to time request.

10.        Use of Confidential or Material Non-Public Information; Code of Ethics and Company Policies.

10.1        Confidential or Material, Non-Public Information.  Executive acknowledges that he is prohibited from using or sharing any Confidential Information for personal gain or advantage (in securities transactions or otherwise), or for the personal gain or advantage of anyone with whom Executive improperly shares such information.  Specifically as to material, non-public information of the Company, Executive agrees to comply with the Company’s insider trading policy in effect at the commencement of employment and as amended from time to time.

10.2        Code of Ethics.  Executive agrees to fully comply with any Code of Ethics (or similar policy) of the Company either having general applicability to its employees or specifically to Executive and with all company policies.

11.        Return of Property. Upon any termination of his employment with the Company, Executive agrees to promptly return to the Company: (A) all materials of any kind in Executive’s possession (or under Executive’s control) incorporating Confidential Information or otherwise relating to the Company’s business (including but not limited to all such materials and/or information stored on any computer or other storage device owned or used by Executive); and (B) all Company property in Executive’s possession, including (but not limited to) computers, cellular telephones, pagers, credit cards, keys, records, files, manuals, books, forms, documents, letters, memoranda, data, tables, photographs, video tapes, audio tapes, computer disks and other computer storage media, all materials that include trade secrets, and all copies, summaries or notes of any of the foregoing.

12.        Restrictions Against Competition.

12.1        Restricted Period.  During his employment by the Company and for a period of twelve (12) months after termination of such employment for any reason, Executive agrees that he will not, on behalf of himself, or on behalf of any other person, company, entity, partnership or other entity or enterprise, directly or indirectly, as an employee, proprietor, partner, or independent contractor, provide services of the same or similar type he provided to the Company under this Agreement, to any Competitor of the Company, anywhere in the United States.

12.2        Definitions.  For purposes of this Section 14, “Competitor” means any company engaged in the in-store signage industry within the United States.

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13.        Assignment.

This Agreement sets forth personal obligations of Executive, which may not be transferred, delegated or assigned by Executive.  The Company may assign this Agreement to any successor or affiliate.

14.        Indemnity; Cooperation in Legal Actions.

14.1        Indemnity.  The Company will indemnify Executive against any claims arising from or related to his good faith performance of his duties and obligations hereunder to the fullest extent allowed by Company By-laws and the Minnesota Business Corporation Act.

14.2        Cooperation in Legal Actions.  In connection with any action or proceeding against Executive, whether pending or threatened, for which the Company is obliged to indemnify Executive, the Company will pay or reimburse Executive in advance of the final disposition for reasonable expenses, including reasonable attorneys’ fees, necessarily incurred by Executive.  Executive will cooperate fully with the Company, at no expense to Executive, in the defense of any action, suit, claim, or proceeding commenced or threatened against the Company in conjunction with any action, suit, claim or proceeding commenced or threatened against him.  In addition to the foregoing, Executive further agrees to provide assistance to the Company, at the Company’s expense, as may be reasonably requested by the Company or its attorneys in connection with the litigation of any action, suit, claim, or proceeding involving the Company, whether not pending or to be commenced, which arises out of or is related to any matters in which Executive was involved or for which he was responsible during the term of his employment with the Company.

15.        Survival.

The rights and obligations set forth in Sections 7-9, 10.1, 11-14 and 17-18 shall survive the termination or expiration of this Agreement.  Such provisions of this Agreement shall survive termination of Executive’s employment regardless of whether Executive resigns or is involuntarily discharged.

16.        Miscellaneous.

16.1       Headings; Construction.  The headings of Sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.  This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

16.2       Benefit.  Subject to Section 12, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

16.3       Waiver.  Any delay by either party in asserting a right under this Agreement or any failure by either party to assert a right under this Agreement will not constitute a waiver by the asserting party of any right hereunder, and the asserting party may subsequently assert any or all of its rights hereunder as if the delay or failure to assert rights had not occurred.

16.4       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

16.5      Severability.  If the final determination of a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term of provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

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17.        Entire Agreement; Amendment.

17.1        Entire Agreement.  Both Executive and the Company agree that this Agreement, the exhibits to this Agreement and any contemporaneous stock option agreement between the Company and Executive, constitute the entire agreement between them with respect to the subject matter thereof.  There were no inducements or representations leading to the execution of this Agreement except as stated in this Agreement.  Accordingly, this Agreement (together with the exhibits to this Agreement and any contemporaneous stock option agreement between the Company and Executive) expressly supersedes any and all prior oral and written agreements, representations and promises between the parties relating to Executive’s employment with the Company.

17.2        Amendment.  This Agreement may be amended or modified only with the written consent of both Executive and the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

18.        Notices.

Any notice hereunder by either party to the other shall be given in writing by personal delivery or certified mail, return receipt requested.  If addressed to Executive, the notice shall be delivered or mailed to Executive at the address most recently communicated in writing by Executive to the Company, or if addressed to the company, the notice shall be delivered or mailed to the Company at its executive offices to the attention of the CEO of the Company.  A notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by certified mail, on the date shown on the applicable return receipt.

19.        Governing Law; Disputes; Arbitration of Termination of Employment for Cause.

19.1        Governing Law; Disputes.  The Company is headquartered in Minneapolis, Minnesota and the parties expect that many of Executive’s contacts with the Company will occur through or in connection with its Minneapolis office.  Therefore, the parties agree that this Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Minnesota, as such laws are applied to agreements entered into and to be performed entirely within Minnesota between Minnesota residents, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.  Except (and only) as set forth in Section 19.2 below, the undersigned each irrevocably consent to the jurisdiction of the United States District Court for the District of Minnesota and the courts of the State of Minnesota in any suit, action or proceeding brought under, based on or related to or in connection with this Agreement, and each of the undersigned agrees that either of the aforesaid courts will be the exclusive original forum for any such action.

19.2        Arbitration of Termination of Employment for Cause.  Any dispute arising out of or relating to termination of Executive’s employment for Cause pursuant to Section 6 of this Agreement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy.  If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator shall be a retired state or federal judge or an attorney who has practiced business law or business litigation for at least 10 years.  If the parties cannot agree on an arbitrator within 20 days, any party may request that the chief judge of the District Court for Hennepin County, Minnesota, select an arbitrator.  Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement.  Limited civil discovery shall be permitted for the production of documents and taking of depositions.  Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute.  The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded.  The Company shall pay the fees and expenses of the arbitrator.  Unless otherwise agreed by the parties, the exclusive location of any arbitration proceedings shall be Hennepin County, Minnesota.

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19.3        Incorporation by Reference. The following exhibits are hereby incorporated by reference and each is an integral part of this Agreement:

Exhibit A – Amended Change in Control Severance Agreement dated May 1, 2012, together with First Amendment to Amended Change in Control Severance Agreement dated March 26, 2013.

IN WITNESS WHEREOF, the parties have executed this Agreement by their signatures below, to become effective on the Commencement Date noted above:

Insignia Systems, Inc.		Scott F. Drill

By:	/s/ John Gonsior	By:	/s/ Scott F. Drill

Its:	CFO	Dated:	March 26, 2013

Dated:	March 28, 2013

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